                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                          (Amendment No. ________)*


                                MEDIRISK, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 584794 10 9
--------------------------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 8 pages

CUSIP NO. 584794 10 9              SCHEDULE 13G        PAGE   2   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                BRANTLEY VENTURE PARTNERS II, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                OHIO
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          522,745 (SEE TEXT OF ITEM 4)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         522,745 (SEE TEXT OF ITEM 4)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                522,745 (SEE TEXT OF ITEM 4)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                12.7
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2    OF  8   PAGES
                               -----    -----
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CUSIP NO. 584794 10 9                 SCHEDULE 13G    PAGE    3   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              MICHAEL J. FINN
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         522,745 (SEE TEXT OF ITEM 4)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   522,745 (SEE TEXT OF ITEM 4)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                522,745 (SEE TEXT OF ITEM 4)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                12.7
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   3   OF   8   PAGES
                               -----    -----
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CUSIP NO.   584794 10 9           SCHEDULE 13G        PAGE    4   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
               ROBERT P. PINKAS
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                            522,745 (SEE TEXT OF ITEM 4)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      522,745 (SEE TEXT OF ITEM 4)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 522,745 (SEE TEXT OF ITEM 4)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 12.7
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                 IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   4   OF  8    PAGES
                               -----    -----
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ITEM 1.

        (a)  Name of Issuer: MEDIRISK, INC.

        (b)  Address of Issuer's Principal Executive Offices:
             TWO PIEDMONT CENTER, SUITE 400, 3565 PIEDMONT ROAD, N.E., ATLANTA, GEORGIA 30305-1502

ITEM 2.

        (a)  Name of Person Filing

             (i)    BRANTLEY VENTURE PARTNERS II, L.P.

             (ii)   MICHAEL J. FINN

             (iii)  ROBERT P. PINKAS

        (b)  Address of Principal Business Office or, if none, Residence

             (i)-(iii) 20600 CHAGRIN BOULEVARD, SUITE 1150, TOWER EAST,
                       CLEVELAND, OHIO 44122

        (c)  Citizenship

             (i)    OHIO

             (ii)   UNITED STATES

             (iii)  UNITED STATES

        (d)  Title of Class of Securities

             (i)-(iii) COMMON STOCK

        (e)  CUSIP Number

             (i)-(iii) 584794109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

        (b)  [ ]  Bank as defined in section 3(a)(6) of the Act

        (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h)  [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

        (a)  Amount Beneficially Owned
                  (i)-(iii) 522,745, of which 425,305 shares are owned and 97,440 are issuable upon the exercise of certain warrants at an exercise price of $1.54 per share.

        (b)  Percent of Class
                  (i)-(iii) 12.7%

        (c)  Number of shares as to which such person has:
             (i)  sole power to vote or to direct the vote
                  (i) 522,745

             (ii) shared power to vote or to direct the vote
                  (ii) AND (iii) 522,745


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          (iii)  sole power to dispose or to direct the disposition of
                 (i) 522,574

          (iv)   shared power to dispose or to direct the disposition of
                 (ii) AND (iii) 572,574


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        MESSRS. FINN AND PINKAS ARE PARTNERS OR PARTNERS OF PARTNERS OF BRANTLEY VENTURE PARTNERS II, L.P. AND, AS SUCH, MAY BE DEEMED TO SHARE VOTING AND INVESTMENT POWER WITH RESPECT TO SHARES OWNED BY BRANTLEY VENTURE PARTNERS II, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       RESPONSE:  NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       RESPONSE:  NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

       RESPONSE: NOT APPLICABLE

ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   BRANTLEY VENTURE PARTNERS II. L.P.
                                   BY: ROBERT P. PINKAS, A GENERAL PARTNER OF A
                                   GENERAL PARTNER

                                                      2/7/1997
                                   -------------------------------------------
                                                        Date
                                                /s/ Robert P. Pinkas
                                   -------------------------------------------
                                                      Signature
                                                   General Partner
                                   -------------------------------------------
                                                      Name/Title

                              Page 6 of 8 pages

                                        MICHAEL J. FLINN

                                                    2/7/1997
                                        --------------------------------
                                                     Date

                                              /s/ Michael J. Finn
                                        --------------------------------
                                                   Signature

                                        --------------------------------
                                                   Name/Title


                                        ROBERT P. PINKAS

                                                   2/7/1997
                                        --------------------------------
                                                     Date

                                             /s/ Robert J. Pinkas
                                        --------------------------------
                                                   Signature


                                        --------------------------------
                                                   Name/Title




                              Page 7 of 8 pages
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                          EXHIBIT A TO SCHEDULE 13G
                          -------------------------

  We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of us.

        February 7, 1997


                                  BRANTLEY VENTURE PARTNERS II, L.P.
                                  BY: ROBERT P. PINKAS, A GENERAL PARTNER OF A
                                  GENERAL PARTNER

                                                    2/7/1997
                                  --------------------------------------------
                                                      Date

                                              /s/ Robert P. Pinkas
                                  --------------------------------------------
                                                    Signature

                                                 General Partner
                                  --------------------------------------------
                                                    Name/Title


                                  MICHAEL J. FINN

                                                    2/7/1997
                                  --------------------------------------------
                                                      Date

                                              /s/ Michael J. Finn
                                  --------------------------------------------
                                                    Signature


                                  --------------------------------------------
                                                    Name/Title


                                  ROBERT P. PINKAS

                                                    2/7/1997
                                  --------------------------------------------
                                                      Date

                                              /s/ Robert P. Pinkas
                                  --------------------------------------------
                                                    Signature


                                  --------------------------------------------
                                                    Name/Title




                              Page 8 of 8 pages